UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 4, 2006
Commission File Number 333-112528
Vought Aircraft Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2884072 (I.R.S. Employer Identification Number)
9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(a)	Not applicable.

(b)	On January 4, 2006, Mr. Tom Risley (“Mr. Risley”), the Chairman, President and Chief Executive Officer of Vought Aircraft Industries, Inc. (the “Company”), announced that he will retire on February 28, 2006, and accordingly has resigned from his officer positions with the Company and as a director of the Company effective as of January 31, 2006.

(c)	On January 4, 2006, the board of directors of the Company elected Mr. Elmer Doty (“Mr. Doty”), 51, to succeed Mr. Risley as President and Chief Executive Officer of the Company, effective February 1, 2006. Mr. Doty currently serves as the Vice President & General Manager of BAE Systems’ Ground Systems Division (“BAE”), a position he has held since July 2005, when BAE acquired United Defense Inc. (“UDI”). In that capacity, Mr. Doty was responsible for directing an organization with more than $1 billion in revenue in 2005. Mr. Doty had served in a substantially comparable position with UDI since April 2001, and, prior to that time, had served in other senior executive positions with UDI.

The Company has not yet entered into a specific employment agreement with Mr. Doty. Information regarding his employment arrangements will be provided in an amendment to this Form 8-K or in another timely periodic report when determined or available.

(d)	In connection with the election of Mr. Doty as President and Chief Executive Officer disclosed above, on January 4, 2006, the board of directors of the Company elected Mr. Doty to serve as a director of the Company, effective February 1, 2006. Mr. Doty has not yet been named to any committee of the board of directors of the Company. Information regarding his committee appointments will be provided in an amendment to this Form 8-K or in another timely periodic report when determined or available.

SIGNATURES
     Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.

Date: January 4, 2006	/s/ W. Bruce White, Jr.

W. Bruce White, Jr.
Vice President, General Counsel and Corporate Secretary